Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. Reports Third Quarter 2020 Financial Results

-Company announces $100 million asset sales program and increases quarterly cash dividend-

-Generated improved cash flow, and reduced long-term debt by $76.0 million since the end of 2019-

-Strides in the growth of the fresh and value-added products business segment-

CORAL GABLES, FL. - October 28, 2020 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended September 25, 2020. The Company reported net income per diluted share of $0.37 for the third quarter of 2020, compared with net income per diluted share of $0.38 in the third quarter of 2019. Adjusted net income per diluted share was $0.35 in the third quarter of 2020, compared with adjusted net income per diluted share of $0.38 in the third quarter of 2019.
The Company's Board of Directors declared a quarterly cash dividend of ten cents $(0.10) per share, payable on December 4, 2020 to shareholders of record on November 11, 2020. This is an increase of five cents $(0.05) per share from the quarterly cash dividend of five cents $(0.05) per share paid on September 4, 2020.
“We were especially pleased to see an improvement in our fresh and value-added products business segment, through rapid adjustments to all aspects of our business, from farm to customer to meet the challenges caused by the pandemic disruption, particularly to adapt to the restaurant and foodservice markets during the third quarter, said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Swift implementation of working capital measures led to improved cash flow and our ability to reduce our debt. As a result we will double our dividends in the fourth quarter of 2020. We also continued to take every precaution to ensure the health and safety of our team members and their families allowing us to maintain the necessary workforce to continue to provide uninterrupted healthy, safe, and convenient products to our customers."

Mr. Abu-Ghazaleh added, "During the quarter, as part of our recently announced optimization program, we underwent a comprehensive review of all aspects of our business. We made the decision to sell non-strategic and under-utilized assets for a total anticipated cash amount of approximately $100 million, which we expect to achieve over the next 12 to 18 months. These assets consist primarily of underutilized facilities and land across multiple regions. In the meantime, we remain aggressively focused on optimizing our current cost structure, improving our profitability, and prioritizing our capital investments.”
Net sales for the third quarter of 2020 were $989.7 million, compared with $1,070.2 million in the third quarter of 2019. The decrease in net sales of $80.5 million was attributable to lower net sales in all of the Company's business segments. The COVID-19 pandemic impacted net sales during the third quarter by an estimated $73.0 million, in the Company's fresh and value-added products and banana business segments, as compared with the Company's third quarter of 2019 performance for these segments. The estimated impact in net sales is primarily attributable to volatile supply and demand conditions resulting from the pandemic, as well as reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic.
Gross profit for the third quarter of 2020 was $67.3 million, compared with $76.2 million in the third quarter of 2019. Adjusted gross profit in the third quarter of 2020 was $69.1 million, compared with $76.4 million in the third quarter of 2019. The decrease in gross profit was principally due to lower gross profit in the Company's banana and other products and services business segments, partially offset by higher gross profit in the Company's fresh and value-added products segment. Gross profit was also impacted by incremental costs, mainly related to other product-related charges of $2.3 million. These charges primarily consist of inventory write-offs due to volatile supply and demand conditions caused by the COVID-19 pandemic as well as incremental costs incurred for cleaning and social distancing protocols, also associated with the pandemic.
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Fresh Del Monte Produce Inc.

Operating income for the third quarter of 2020 was $26.6 million, compared with operating income of $27.1 million in the third quarter of 2019. Adjusted operating income was $25.3 million in the third quarter of 2020, compared with adjusted operating income of $25.1 million in the third quarter of 2019. The slight decrease in operating income was partially offset by lower selling, general and administrative expenses and lower asset impairment and other charges, net.
Net income attributable to Fresh Del Monte Produce Inc. for the third quarter of 2020 was $17.4 million, compared with net income attributable to Fresh Del Monte Produce Inc. of $18.1 million in the third quarter of 2019. Adjusted net income was $16.4 million in the third quarter of 2020, compared with adjusted net income of $18.3 million in the third quarter of 2019. The decrease was primarily the result of lower operating income and higher provision for income taxes, partially offset by lower interest expense.
More disclosures related to the COVID-19 pandemic and optimization program are available in the Company's Securities and Exchange Commission filings.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Net sales	$989.7	$1,070.2	$3,200.0	$3,463.8
Cost of products sold	920.1	993.8	2,964.6	3,194.1
Other product-related charges	2.3	0.2	20.9	0.8
Gross profit	67.3	76.2	214.5	268.9

Selling, general and administrative expenses	44.1	51.3	142.4	150.9
Gain (loss) on disposal of property, plant and equipment, net	(0.1)	6.9	1.5	16.1
Asset impairment and other (credits) charges, net	(3.5)	4.7	(3.8)	8.5
Operating income	26.6	27.1	77.4	125.6

Interest expense, net	4.7	5.5	15.5	19.1
Other (expense) income, net	(0.8)	(0.5)	(5.2)	7.9

Income before income taxes	21.1	21.1	56.7	114.4

Provision for income taxes	4.9	2.9	9.4	20.0
Net income	$16.2	$18.2	$47.3	$94.4

Less: Net (loss) income attributable to redeemable and noncontrolling interests	(1.2)	0.1	(1.0)	2.1
Net income attributable to Fresh Del Monte Produce Inc.	$17.4	$18.1	$48.3	$92.3

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.37	$0.38	$1.01	$1.91

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.37	$0.38	$1.01	$1.90

Dividends declared per ordinary share	$0.05	$0.06	$0.20	$0.06

Weighted average number of ordinary shares:
Basic	47,355,918	48,069,733	47,641,712	48,383,625
Diluted	47,427,723	48,116,989	47,731,747	48,483,762

Selected Statement of Operations Data:
Depreciation and amortization	$23.8	$24.5	$70.9	$73.5

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 25, 2020	December 27, 2019

Assets
Current assets:
Cash and cash equivalents	$14.0	$33.3
Trade and other accounts receivable, net	413.4	439.0
Inventories, net	500.5	551.8
Other current assets	62.1	27.4
Total current assets	990.0	1,051.5

Investment in and advances to unconsolidated companies	1.9	1.9
Property, plant and equipment, net	1,398.6	1,403.2
Operating lease right-of-use assets	165.6	162.1
Goodwill	423.6	423.7
Intangible assets, net	152.3	158.2
Other noncurrent assets	149.4	149.3
Total assets	$3,281.4	$3,349.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$504.7	$522.2
Current maturities of debt and finance leases	0.3	0.3
Current maturities of operating leases	30.4	32.5
Other current liabilities	13.8	7.9
Total current liabilities	549.2	562.9

Long-term debt and finance leases	510.8	586.8
Operating leases, less current maturities	107.3	102.7
Other noncurrent liabilities	322.2	298.5
Total liabilities	1,489.5	1,550.9

Redeemable noncontrolling interest	50.5	55.3

Total Fresh Del Monte Produce Inc. shareholders' equity	1,718.1	1,719.2
Noncontrolling interests	23.3	24.5
Total shareholders' equity	1,741.4	1,743.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,281.4	$3,349.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 25, 2020	September 27, 2019
Operating activities:
Net income	$47.3	$94.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70.5	72.7
Amortization of debt issuance costs	0.4	0.8
Asset impairments	2.9	8.0
Share-based compensation expense	6.2	7.0
Deferred income taxes	(2.9)	6.2
Gain on disposal of property, plant and equipment, net	(1.5)	(16.1)
Foreign currency translation adjustment	1.6	(3.8)
Changes in operating assets and liabilities:
Receivables	21.9	27.9
Inventories	46.0	25.6
Prepaid expenses and other current assets	(6.8)	3.0
Accounts payable and accrued expenses	(18.0)	(88.5)
Other noncurrent assets and liabilities	6.3	(7.1)
Net cash provided by operating activities	173.9	130.1

Investing activities:
Capital expenditures	(92.9)	(93.5)
Proceeds from sales of property, plant and equipment	9.8	48.0
Other investing activities	0.6	0.7
Net cash used in investing activities	(82.5)	(44.8)

Financing activities:
Net repayments on debt	(74.1)	(72.5)
Distributions to noncontrolling interests, net	(6.3)	(2.4)
Net payments related to share-based awards	(0.6)	(0.6)
Dividends paid	(9.6)	(2.9)
Repurchase and retirement of ordinary shares	(20.8)	(17.9)
Net cash used in financing activities	(111.4)	(96.3)

Effect of exchange rate changes on cash	0.7	6.0

Net decrease in cash and cash equivalents	(19.3)	(5.0)
Cash and cash equivalents, beginning	33.3	21.3
Cash and cash equivalents, ending	$14.0	$16.3

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Measures (per share)(1):

	Quarter ended		Nine months ended

	September 25, 2020	September 27, 2019	September 25, 2020	September 27, 2019
Reported net income - Diluted	$0.37	$0.38	$1.01	$1.90
Other product-related charges	0.05	—	0.44	0.02
Asset impairment and other (credits) charges, net	(0.07)	0.10	(0.08)	0.18
(Gain) on disposal of property, plant and equipment, net	—	(0.14)	(0.03)	(0.33)
(Gain) loss on settlement of litigation	—	0.01	—	(0.33)
Other adjustments	—	—	—	—
Tax effect of all adjustments and other tax-related items	—	0.03	(0.11)	0.12
Adjusted net income - Diluted	$0.35	$0.38	$1.23	$1.56

(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 25, 2020				September 27, 2019
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$600.6	61%	$54.2	81%	$652.9	61%	$53.3	(1)	70%
Banana	361.8	36%	10.8	16%	385.8	36%	18.6	(1)	24%
Other products and services	27.3	3%	2.3	3%	31.5	3%	4.3		6%
	$989.7	100%	$67.3	100%	$1,070.2	100%	$76.2		100%

(1) The Company's segment data disclosures for the year 2019 have been revised to reflect certain reclassification adjustments affecting cost of products sold. These reclassification adjustments resulted in an increase to gross profit in the Company's banana segment of $2.1 million and a decrease to gross profit of $0.6 million in the fresh and value-added products segment in the third quarter of 2019. These reclassification adjustments also increased selling, general and administrative expenses by $1.5 million for the quarter ended September 27, 2019.

	Quarter ended
Net Sales by Geographic Region:	September 25, 2020		September 27, 2019

North America	$619.4	63%	$720.8	67%
Europe	150.0	15%	140.4	13%
Asia	107.9	11%	99.6	9%
Middle East	102.7	10%	103.4	10%
Other	9.7	1%	6.0	1%
	$989.7	100%	$1,070.2	100%
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Fresh Del Monte Produce Inc.

Third Quarter 2020 Business Segment Performance and Selected Financial Data
(As reported in business segment data)
Fresh and Value-Added Products
Net sales for the third quarter of 2020 decreased to $600.6 million, compared with $652.9 million in the third quarter of 2019. The decrease in net sales was primarily due to lower net sales in the Company's fresh-cut vegetables, avocado, fresh-cut fruit, vegetable and prepared food product lines, partially offset by higher sales in the Company's pineapple and non-tropical fruit product lines. The Company has estimated that the COVID-19 pandemic has impacted net sales in the fresh and value-added products segment during the third quarter of 2020 by an estimated $56.0 million, as compared with the Company's third quarter of 2019 performance for the segment. The estimated impact in net sales is attributable to reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. In addition, the impact of the Company's voluntary product recall in the fourth quarter of 2019 continued to negatively impact its fresh-cut vegetable net sales during the quarter as volumes have not returned to pre-recall levels. Gross profit for the third quarter of 2020 increased to $54.2 million, compared with gross profit of $53.3 million in the third quarter of 2019. Other product-related charges represented $1.9 million for the segment, primarily related to inventory write-offs of pineapples due to volatile supply and demand conditions caused by the COVID-19 pandemic as well as incremental costs incurred for cleaning and social distancing protocols associated with the pandemic.
Gold pineapple - Net sales were $115.9 million, compared with $102.0 million in the prior year period. Volume increased 15%. Pricing decreased 1%. Unit cost decreased 1%.
Fresh-cut fruit - Net sales were $130.4 million, compared with $144.5 million in the prior year period. Volume decreased 11%. Pricing increased 1%. Unit cost increased 3%.
Fresh-cut vegetables - Net sales were $95.6 million, compared with $122.0 million in the prior year period. Volume decreased 27%. Pricing increased 7%. Unit cost increased 15%.
Avocados - Net sales were $76.5 million, compared with $98.0 million in the prior year period. Volume increased 13%. Pricing decreased 31%. Unit cost decreased 37%.
Vegetables - Net sales were $41.7 million, compared with $45.6 million in the prior year period. Volume decreased 13%. Pricing increased 5%. Unit cost increased 26%.
Non-tropical fruit - Includes the Company's grape, apple, citrus, berry, pear, peach, plum, nectarine, cherry and kiwi product lines. Net sales were $38.1 million, compared with $32.2 million in the prior year period. Volume increased 13%. Pricing increased 4%. Unit cost increased 7%.
Prepared food products - Includes the Company's prepared traditional products, and meals and snacks product lines. The decrease in net sales was primarily the result of lower sales in the Company's meals and snacks product line, due to the impact of the COVID-19 pandemic, the continuing impact of the 2019 product recall and product rationalization efforts in the Company's Mann Packing operations in North America. The decrease was partially offset by increased per unit selling prices of pineapple concentrate due to lower industry supply and higher per unit selling prices of canned pineapple products due to increased customer demand.
Banana
Net sales for the third quarter of 2020 decreased to $361.8 million, compared with $385.8 million in the third quarter of 2019, principally due to lower net sales in North America, Europe and the Middle East, partially offset by higher net sales in Asia. The Company has estimated that the COVID-19 pandemic has impacted net sales in the banana segment during the third quarter of 2020 by an estimated $17.0 million, as compared with the Company's third quarter of 2019 performance for the segment. The estimated impact in net sales is attributable to reduced demand in the Company's

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Fresh Del Monte Produce Inc.

Third Quarter 2020 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)
foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. Volume decreased 4% and worldwide pricing decreased 3% compared with the prior year. Gross profit for the third quarter of 2020 decreased to $10.8 million, compared with $18.6 million in the third quarter of 2019, primarily due to lower selling prices in North America, as a result of decreased demand, partially offset by lower ocean freight costs. Other product-related charges represented $0.4 million for the segment, primarily related to inventory write-offs due to volatile supply and demand conditions as well as additional cleaning and transportation costs associated with the pandemic. Unit cost decreased 1% compared with the prior year period.
Cash Flows
Net cash provided by operating activities for the first nine months of 2020 was $173.9 million, compared with net cash provided by operating activities of $130.1 million in the same period of 2019. The increase was primarily attributable to lower payments of accounts payable and accrued expenses and lower levels of inventory, due to the Company's optimization efforts on working capital. Partially offsetting this increase was lower net income and higher levels of prepaid expenses and other current assets.
Total Debt
Total debt decreased from $587.1 million at the end of 2019 to $511.1 million at the end of the third quarter of 2020.
Interest Expense, Net
Interest expense, net for the third quarter of 2020 was $4.7 million, compared with $5.5 million in the third quarter of 2019. Interest expense decreased due to lower interest rates combined with lower average loan balances.
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Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other (credits) charges, net, gain (loss) on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income, adjusted net income and adjusted net income per diluted share. Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
Adjusted gross profit, adjusted operating income and adjusted net income provide the Company with an understanding of the results from the primary operations of its business. The Company uses adjusted operating income and adjusted net income to evaluate its period-over-period operating performance because management believes they provide more comparable measures of the Company's underlying operating performance as they adjust for special items to provide greater clarity to management and investors. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:
1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	September 25, 2020				September 27, 2019
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$67.3	$26.6	$17.4	$0.37	$76.2	$27.1	$18.1	$0.38
Adjustments:
Other product-related charges (1)	2.3	2.3	2.3	0.05	0.2	0.2	0.2	—
Asset impairment and other (credits) charges, net (2)	—	(3.5)	(3.5)	(0.07)	—	4.7	4.7	0.10
(Gain) loss on disposal of property, plant and equipment, net (3)	—	0.1	0.1	—	—	(6.9)	(6.9)	(0.14)
Loss on settlement of litigation (4)	—	—	—	—	—	—	0.7	0.01
Other adjustments (5)	(0.5)	(0.2)	(0.2)	—	—	—	—	—
Tax effects of all adjustments (6)	—	—	0.3	—	—	—	1.5	0.03
As adjusted	$69.1	$25.3	$16.4	$0.35	$76.4	$25.1	$18.3	$0.38

	Nine months ended
	September 25, 2020				September 27, 2019
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$214.5	$77.4	$48.3	$1.01	$268.9	$125.6	$92.3	$1.90
Adjustments:
Other product-related charges (1)	20.9	20.9	20.9	0.44	0.8	0.8	0.8	0.02
Asset impairment and other (credits) charges, net (2)	—	(3.8)	(3.8)	(0.08)	—	8.5	8.5	0.18
(Gain) loss on disposal of property, plant and equipment, net (3)	—	(1.5)	(1.5)	(0.03)	—	(16.1)	(16.1)	(0.33)
(Gain) on settlement of litigation (4)	—	—	—	—	—	—	(16.0)	(0.33)
Other adjustments (5)	(0.5)	—	—	—	—	—	—	—
Tax effects of all adjustments and other tax-related items (6)	—	—	(5.4)	(0.11)	—	—	6.3	0.12
As adjusted	$234.9	$93.0	$58.5	$1.23	$269.7	$118.8	$75.8	$1.56

(1)Other product-related charges for the quarter and nine months ended September 25, 2020 primarily related to inventory write-offs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets in the nine months ended September 25, 2020 which negatively affected the pricing and demand for its products, including higher price point products such as pineapples, avocados and fresh-cut fruit and vegetables. The inventory write-offs are also related to reduced demand in the Company's foodservice distribution channel and shifting demand at retail as the result of government imposed mandatory closures and social distancing initiatives. Also included in
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Fresh Del Monte Produce Inc.

other product-related charges for the quarter and nine months ended September 25, 2020 are incremental costs incurred for cleaning and social distancing protocols associated with the COVID-19 pandemic. Other product-related charges for the quarter and nine months ended September 27, 2019 related to inclement weather in Central America.
(2)Asset impairment and other (credits) charges, net for the quarter ended September 25, 2020 primarily related to a $4.4 million insurance recovery associated with the voluntary recall of vegetable products which was announced in the fourth quarter of 2019 and $0.8 million in severance expense related to the reorganization of the North America sales and marketing function. Asset impairment and other (credits) charges, net for the nine months ended September 25, 2020 primarily related to (1) a $10.4 million insurance recovery related to the 2019 product recall, (2) a $2.0 million charge relating to a settlement with the California Air Resource Board (refer to the Form 10-Q for the quarter ended September 25, 2020 for further information on this matter), (3) $2.1 million in impairments of property, plant, and equipment associated with production facilities in North America and Europe, (4) $1.5 million in severance expense related to the reorganization of the North America sales and marketing function, and (5) $0.8 million in asset impairment charges associated with low-yielding banana plants in the Philippines. Asset impairment and other (credits) charges, net for the quarter ended September 27, 2019 primarily related to asset impairments of low-yielding banana plants in the Philippines. Asset impairment and other (credits) charges, net for the nine months ended September 27, 2019 also included impairment of an equity investment and contract termination charges related to our decision to abandon certain low-yield areas in the Philippines.
(3)Gain (loss) on disposal of property, plant and equipment, net for the quarter ended September 25, 2020 related to a $0.4 million loss on disposal of certain production assets in North America which was partially offset by a $0.3 million gain on the sale of surplus land in Chile. Gain (loss) on disposal of property, plant and equipment, net for the nine months ended September 25, 2020 primarily related to gains on the sale of surplus land in Chile. Gain (loss) on disposal of property, plant and equipment, net for the quarter and nine months ended September 27, 2019 primarily related to the sale of surplus land in Florida. Gain (loss) on disposal of property, plant and equipment, net for the nine months ended September 27, 2019 also includes the sale of a refrigerated vessel.
(4)Gain on settlement of litigation for the nine months ended September 27, 2019 was $16.0 million consisting of proceeds of $17.0 million, net of expenses of $1.0 million. Loss on settlement of litigation for the quarter ended September 27, 2019 was $0.7 million related to other miscellaneous expenses.
(5)Other adjustments for the quarter and nine months ended September 25, 2020 include a $0.5 million reversal of customer credit claims, reflected in net sales, associated with the 2019 voluntary product recall due to the realization of less claims than originally estimated. Other adjustments for the quarter ended September 25, 2020 also include $0.3 million of estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily relating to the Company's foodservice customer base as a direct result of the COVID-19 pandemic. For the nine months ended September 25, 2020, these estimated credit losses associated with the COVID-19 pandemic were $0.5 million.
(6)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The tax effects of all adjustments were not included in the prior presentation for the quarter and nine months ended September 27, 2019. We reevaluated the presentation of non-GAAP adjusted net income and adjusted net income per share and made these changes to facilitate the evaluation of the Company's current operating performance and the comparability of the Company's current operating performance to past performance. Non-GAAP adjusted net income and adjusted net income per share have been recast for the quarter and nine months ended September 27, 2019 to conform to the current presentation. The nine months ended September 25, 2020 also included a $1.7 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security ("CARES") Act.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the third quarter 2020 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.
Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including the Company’s (i) intentions to sell certain identified assets over the next 12 to 18 months and the anticipated cash proceeds of such sales, (ii) intentions to optimize its current cost structure, improve its profitability, and prioritize its capital investments and (iii) anticipated dividend payment. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, particularly in light of COVID-19, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the withdrawal of the United Kingdom from the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (x) the impact of foreign currency fluctuations, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xvii) damage to our reputation or brand names or negative publicity about our products, (xviii) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business, (xix) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xx) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 25, 2020 and its Annual Report on Form 10-K for the year ended December 27, 2019, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433
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